Exhibit 10(l)
              JAMES RIVER CORPORATION OF VIRGINIA
                   MANAGEMENT INCENTIVE PLAN

1. Purpose. The Compensation Committee adopted on January 25, 1996 the Management Incentive Plan (the "Plan"). The Plan is intended to provide an additional incentive to certain key management employees through whose increased efforts the Company's financial performance can be increased and to reward such participants with a cash payment if the performance goals fixed by the Committee pursuant to the terms of the Plan are met.

2. Definitions. As used in the Plan, the following terms have the meanings indicated:

          (a) "Award Table" means a table similar in type to Exhibit A with changes necessary to adapt the table to the performance criteria selected by the Committee for the Performance Year and to display other objective factors necessary to determine the amount, if any, of the award for the Performance Year.

       	  (b)   "Board" means the board of directors of the Company.

          (c)   "Cause" means gross malfeasance or unsatisfactory performance.

          (d) "Committee" means the committee appointed by the Board as described in Section 6.

       	  (e) "Company" means James River Corporation of Virginia, a Virginia corporation.

                                    					E-4

       	  (f) "Disability" means a condition that entitles the Participant to disability payments under the terms of the Company's long term disability plan as determined by the Committee.

	         (g) "Earnings" means the after-tax, post-preferred dividends consolidated net income of the Company computed in accordance with generally accepted accounting principles and adjusted to eliminate
      (i) any gain or loss attributable to the disposition of investment in subsidiaries, and (ii) extraordinaryand non-recurring items of income or loss, if appropriate.

        	  (h) "Earnings per Share" means that portion of the Company's Earnings allocable to each outstanding share of common stock during the Performance Period based on the average number of shares outstanding, applicable equivalents (stock options) and additional contingently issuable shares (related to conversion of debentures).

	          (i)       "Incentive Base Salary" means the salary applicable for
      or within the grade to which the Participant has been assigned at the end of the Performance Year for which a cash award is being determined.

        	  (j) "Individual Performance Factor" means an evaluation by senior management or the Committee (in the case of senior management) of a Participant's contribution to the achievement
      (or failure to achieve) the Performance Goal or Goals for the Performance Year expressed as a ranking number.

        	  (k) "Layoff" means job elimination resulting from downsizing initiatives or divestiture of a business segment.

        	  (l) "Operating Income " means income attributable to the ongoing operations of the Company or Business, computed in accordane with generally accepted accounting principles and adjusted for extraordinary and non-recurring items of income or loss, if appropriate.

        	  (m) "Participant" means any person eligible to receive a cash award under the Plan.

        	  (n) "Performance Goal" means one or more of Earnings Per Share, Return on Equity, Targeted Earnings, Return on Average
      Assets or Return on Long Term Capital, which may be used singularly or in combination, as the Committee determines, to measure the performance of the Company for the purpose of determining whether a cash award will be payable under the Plan for the Performance Year. When more than one factor is selected, the Committee shall at the time establish a formula for determining a composite goal.

        	  (o) "Performance Year" means the Company's fiscal year. The initial Performance Year is the Company's 1996 fiscal year.

        	  (p) "Plan" means the James River Corporation of Virginia Management Incentive Plan.

        	  (q) "Retirement" or "Retires" means the termination of employment of a Participant on or after the Participant's Early Retirement Date under the Company's Retirement Plan for reasons other than death.

        	  (r) "Return on Average Assets" means Earnings for the Performance Period of computation expressed as a percentage of the total average assets of the Company for the Performance Year.

        	  (s) "Return on Equity" or "ROE" means the Company's Earnings for the Performance Year of computation expressed as a percentage of the average common stock ownership during the Performance Year as set forth in the Company's annual report.

        	  (t) "Return on Long-Term Capital" means Earnings for the Performance Period of computation expressed as a percentage of the total of the Company's long-term debt and equity.

        	  (u) "Targeted Earnings" means the level of Earnings of the Company's fixed by the Committee as the goal to be achieved for the Performance Year.

3.   Participation.

          (a) Participation in the Plan shall be limited to salaried employees of the Company and its subsidiary corporations assigned to salary grades I and above (with exceptions below salary grade
      I for individuals selected by the Committee employed in positions that can impact Performance Goals), regardless of where employed, during and at the end of the Performance Year. A person who becomes a Participant after the commencement of a Performance
      Year or a Participant whose employment terminates during a Performance Year because of death, Retirement or Disability shall be eligible to receive a pro rata award pursuant to Section 4 based on the ratio that the Participant's number of full months of participation during the Performance Year bears to the number
      12. A Participant who ceases to be within the eligible salary grades or whose employment terminates during the Performance Year for reasons other than death, Retirement, Disability, or Layoff other than for Cause shall not be eligible to receive a cash award.

	         (b) A Participant in this Plan shall not be eligible to participate in any other cash incentive or profit sharing plan established or maintained by the Company.

4.   Determination of Cash Awards.

          (a) Before or within sixty days of the beginning of each Performance Year, the Committee (in consultation with senior management executives) will adopt one or more Performance Goals, an Award Table substantially in the form attached as Exhibit A and an Individual Performance Factor Table in the form attached as Exhibit B. The Award Table will fix the objective components for determining whether an award will be paid and, if so, the amount of the award. Awards are based on a percentage of each Participant's Incentive Base Salary for the Performance Year if and to the extent the Performance Goal is achieved. The Performance Goal shall be the attainment of a target percentage or range of target percentages of the Performance Goal or Goals for the Performance Year. The amount payable to a Participant for the Performance Year will be determined from the Award Table as a percentage of Incentive Base Salary if the target percentages expressed as a percentage of the Performance Goal are within the range of percentages fixed by the Committee for the Performance Year. The amount determined for each Participant will be adjusted for the Individual Performance Factor as determined from the Individual Performance Factor Table depending on the Participant's ranking evaluation by management and the Committee.

	         (b) The Committee may establish such threshold requirements for the payment of an award and limitations on the amount of the award as the Committee shall deem appropriate. Once fixed, the Performance Goals and targets for a Performance Year may not be modified after the Performance Year begins.

       	  (c) Before any award may be paid for a Performance Year, the Committee shall certify that the Performance Goals and any other requirements of the Plan have been satisfied for the Performance Year. No payments shall be made unless and until the Committee makes this certification.

       	  (d) Even though the Performance Goals have been met, the Committee expressly reserves the right to reduce or eliminate entirely any award to a Participant if it determines it is in the best interests of the Company to do so. Such determination shall be conclusive and binding.

5.   Payment of Awards.

          (a) If the Committee has made the certification required pursuant to Section 4(b), subject to Section 4(c), awards shall be payable not later than 75 days following the last day of the Performance Year for which they are computed. All awards under the Plan are subject to federal, state and local income and payroll tax withholding when paid.

       	  (b) If a Participant dies and is subsequently entitled to receive an award under the Plan, the award shall be paid to the personal representative of the Participant's estate.

6.   Administration.

          (a) The Plan shall be administered by the Compensation Committee of the Board of Directors (the "Committee"). The Board from time to time may appoint members previously appointed and may fill vacancies, however caused, in the Committee.

          (b) The Committee may adopt rules and regulations for carrying out the Plan, and the Committee may take such actions as it deems appropriate to ensure that the Plan is administered in the best interests of the Company. The Committee has the authority to construe and interpret the Plan, resolve any ambiguities, and make determinations with respect to the eligibility for or amount of any award. The interpretation, construction and administration of the Plan by the Committee shall be final and conclusive. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

7. Rights. Participation in the Plan and the right to receive cash awards under the Plan shall not give a Participant any proprietary interest in the Company, any subsidiary or any of their assets. No trust fund shall be created in connection with the Plan, and there shall be no required funding of amounts that may become payable under the Plan. A Participant shall for all purposes be a general creditor of the Company. The interests of a Participant cannot be assigned, anticipated, sold, encumbered or pledged and shall not be subject to the claims of his creditors. Nothing in the Plan shall confer upon any Participant the right to continue in the employ of the Company or any subsidiary or shall interfere with or restrict in any way the right of the Company and its subsidiaries to discharge a Participant at any time for any reason whatsoever, with or without cause.

8. Successors. The Plan shall be binding on the Participants and their personal representatives. If the Company becomes a party to any merger, consolidation, reorganization or other corporate transaction, the Plan shall remain in full force and effect as an obligation of the Company or its successor in interest.

9. Amendment and Termination. The Board may amend or terminate the Plan at any time as it deems appropriate; provided that no amendment or termination of the Plan after the end of a Performance Year may increase or decrease the awards for the Performance Year just ended.